Exhibit 99.1

Bonanza Creek Energy, Inc. Announces a Year-end 2011 Proved Reserve Increase of 33%, PV-10 of $794.0 Million and Provides Operations Update

DENVER, February 10, 2012 — Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”), an oil and gas exploration and production company with primary assets in the Greater Wattenberg field in Colorado and the Cotton Valley formation in southern Arkansas, today announced a 33% year-over-year increase in proved reserves at December 31, 2011. The Company’s proved reserves were assessed by Bonanza Creek’s independent reservoir engineering consultant, Cawley, Gillespie and Associates, Inc. (“CGA”). The before tax present value of estimated future cash flows of the Company’s proved reserves as of year-end 2011, discounted at 10% (“PV-10”), increased to $794.0 million, a 72% increase compared to year-end 2010.

Bonanza Creek’s estimated total proved reserves increased by 10.8 million barrels of oil equivalent (“Boe”) to 43.7 million Boe, comprised of 65% crude oil and natural gas liquids, and approximately 39% categorized as proved developed. Year-end 2010 proved reserves were 32.9 million Boe. The Company’s reserve life (R/P ratio) based on the previously announced average daily production rate for November 2011 of approximately 6,105 Boe per day was 19.6 years as of December 31, 2011. Reserve replacement for 2011 was approximately 680% of production.

The PV-10 of the Company’s proved reserves at December 31, 2011 increased by $332.4 million or 72% to $794.0 million from $461.6 million at December 31, 2010. Under Securities and Exchange Commission (“SEC”) guidelines, the commodity prices used in the December 31, 2010 and December 31, 2011 PV-10 estimates were based on the 12-month unweighted arithmetic average for the first day of the month price for the periods January 1, 2010 through December 31, 2010 and January 1, 2011 through December 31, 2011, respectively, adjusted by lease for transportation fees and regional price differentials. The average West Texas Intermediate posted price of $96.19 per barrel at December 31, 2011 was up 21% from the average price of $79.43 per barrel at December 31, 2010. The average price of the Henry Hub spot price of $4.12 per million British thermal units (“MMBTU”) at December 31, 2011 was down (6%) from $4.38 per MMBTU at December 31, 2010. All prices were held constant throughout the economic life of the properties.

Bonanza Creek Energy, Inc. Proved Reserves Summary at December 31, 2011

	% of	Oil	Gas	NGL	2011	2010	%	2011 PV10
Reserve Category	Reserves	(MBbls)	(MMcf)	(MBbls)	MBOE	MBOE	Change	(millions)
Proved Developed Producing	26%	7,327.4	18,759.0	790.6	11,244.5	7,477.6	50%	$294.3
Proved Developed Non-Producing	13%	3,277.6	12,554.9	446.0	5,816.1	4,047.7	44%	$147.8
Proved Undeveloped	61%	14,016.2	61,668.5	2,357.7	26,652.0	21,334.6	25%	$351.9

Total Proved	100%	24,621.2	92,982.3	3,594.3	43,712.6	32,859.9	33%	$794.0

The proved reserve classifications conform to SEC criteria. The estimates of reserves have been prepared in accordance with the definitions and disclosure guidelines set forth in the U.S. Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

During 2011, Bonanza Creek invested approximately $160 million in capital expenditures related to the drilling and completing of new wells and the expansion of its gas processing facilities in Arkansas. As previously announced, the Company’s capital expenditure guidance for 2012 is $250 million.

Interim Operations Update

Bonanza Creek has all six planned drilling rigs active in the Wattenberg field and southern Arkansas. It has drilled its first Wattenberg horizontal Niobrara well of 2012 to total depth of 10,502 feet, with a lateral length of 4,072 feet. The Company plans a 16-stage fracture stimulation similar to its recently drilled 2011 horizontal Niobrara wells, which averaged 30-day production rates of 458 Boe/d. Bonanza Creek has two horizontal rigs under contract for its 2012 horizontal development program. It has also begun the construction of its third gas processing facility in Arkansas to process increasing associated gas volumes from development of the Cotton Valley oil sands. The Company intends to release its 2011 operational and financial results in late March.

Management Comment

Bonanza Creek’s President and CEO Michael Starzer said: “We are pleased with the results of our year-end 2011 proved reserves adding 10.8 million Boe, which equates to another year of impressive reserve replacement of approximately 680% of production. Bonanza Creek is well positioned to execute on our 2012 development plan and we reiterate our previously disclosed 2012 guidance of 8,700 — 10,000 Boe/d average daily production for 2012.”  Gary Grove, Executive Vice President of Engineering and Planning added, “2011 was another year of attractive proved reserve additions through development of Bonanza Creek’s low risk, oil focused project inventory. This assessment by CGA also included proved reserve additions for Bonanza Creek’s horizontal Niobrara Oil Shale development in Wattenberg based on our drilling results in 2011. With our internal estimate of 215 horizontal Niobrara drilling locations identified in Wattenberg, we believe this development will continue to provide attractive proved reserve additions.”

Definition of PV-10 Value and the Standardized Measure

PV-10 is the estimated future net cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent, determined in accordance with GAAP. Bonanza Creek uses PV-10 as one measure of the value of the Company’s proved reserves, and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Bonanza Creek believes that securities analysts and investors use PV-10 in similar ways. Bonanza Creek further believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Greater Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected 2012 capital expenditures, drilling program and production. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. James Masters

Investor Relations Manager

+1-720-440-6121